Exhibit 99.1

Socket Mobile Reports Solid Fourth Quarter and Full Year 2021 Results

NEWARK, Calif., – February 16, 2022 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and twelve months ended December 31, 2021.

Fourth Quarter 2021 Financial Highlights:

•	Revenue increased 31% to $6.1 million, compared to $4.7 million in the comparable prior year quarter and decreased by 3% sequentially compared to $6.3 million in Q3 2021.

•	Gross margin decreased to 52.1% compared with 53.2% for the prior year quarter and 54.2% for the immediately preceding quarter.

•	Operating income was $0.7 million compared to an operating income of $0.5 million a year ago and $1.0 million in the preceding quarter.

•	Diluted earnings per share was $0.11 compared to $0.22 a year ago, which included a non-cash gain of $0.15 per share on debt extinguishment related to the forgiveness of Paycheck Protection Program Loan, and $0.07 in the prior quarter.

•	Cash balance was $6.1 million at the end of year compared to $2.1 million a year ago.

Full Year 2021 Financial Highlights:

•	Revenue for the full year of 2021 was 23.2 million versus $15.7 million in 2020, an increase of 48% year-over-year.

•	Gross margin for 2021 was 53.6% compared to 53.1% in 2020.

•	Operating income was $2.7 million compared to $76,000 in 2020 with the exclusion of a non-cash goodwill impairment charge of $4.4 million.

•	Diluted earnings per share was $0.48, which included a $0.21 per share income tax benefit, compared to a loss per share of $0.51 in the prior year.

•	Generated $2.1 million in operating cash flow compared to $0.8 million in 2020.

“We had a solid Q4 and achieved full-year revenue growth of 48 percent in 2021,” said Kevin Mills, President and Chief Executive Officer. “Demand for our mobile data capture products in retail applications remains our primary source of revenue while we continue growing business in other market segments.”

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Mills continued, “we are pleased with the strong results achieved in 2021. We grew our business, strengthened our financial position, and continued investing in growth initiatives. I’m proud of the team for what we have accomplished.

“We expect supply constraints to persist. Consequently, we have proactively and strategically managed inventory. We are confident that our focus on navigating delivery and supply issues will enable us to continue to meet our customers’ needs.

“Our 2021 performance sets a strong foundation to capture growth opportunities as we remain focused on executing our strategy of delivering data capture solutions in conjunction with our development partners. We will continue to improve development tools, enhance product offerings, and control expenses.”

“Finally, we are happy to announce that our Board has approved a $1.8 million share repurchase program. Repurchase will be made on the open market through a 10b5-1 trading plan. The repurchase program will expire in March 2023,” Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (888) 424-8151 passcode 9368 227. From international locations, obtain the local dial-in number through your web browser at http://web.meetme.net/r.aspx?p=11&a=UsOJvoQqBNSwhW. A live and replay audio webcast of the conference call can be accessed through a link

https://onlinexperiences.com/Launch/QReg/ShowUUID=A4D53B46-3963-4487-8A21-00495BAB275C&LangLocaleID=1033

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

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Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2022, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Year ended Dec 31,		Three months ended Dec 31,
	(Unaudited) 2021	2020	(Unaudited) 2021	2020
Revenue	$23,199	$15,700	$6,114	$4,655
Cost of revenue	10,763	7,365	2,929	2,179
Gross proft	12,436	8,335	3,185	2,476
Gross profit percent	53.6%	53.1%	52.1%	53.2%
Research & development	3,965	3,140	1,047	719
Sales & marketing	3,002	2,849	820	700
General & administrative	2,772	2,270	630	529
Goodwill impairment charges	—	4,427	—	—
Total operating expenses	9,739	12,686	2,497	1,948
Operating income (loss)	2,697	(4,351)	688	528

Extinguishment of debt income and other income	—	1,119	—	1,049
Interest expense	(199)	(98)	(49)	(46)
Other income	65	—	55	—
Deferred income tax benefit	1,903	51	299	52
Net income (loss)	$4,466	$(3,279)	$993	$1,583
Net income (loss) per share:
Basic	$0.58	$(0.51)	$0.13	$0.24
Fully diluted	$0.48	$(0.51)	$0.11	$0.22
Weighted average shares outstanding: Basic Fully diluted	6,991 8,923	6,036 6,036	7,184 8,883	6,084 7,033

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) December 31, 2021	December 31, 2020*
Cash	$6,096	$2,122
Accounts receivable	2,576	2,113
Inventories	5,155	3,196
Deferred costs on shipments to distributors	159	170
Other current assets	395	335
Property and equipment, net	1,069	848
Deferred tax assets	7,960	6,057
Intangible assets, net	1,814	—
Operating leases right-of-use assets	211	609
Other long-term assets	140	159
Total assets	$25,575	$15,609
Accounts payable and accrued liabilities	$2,862	$1,748
Bank non-formula loan	625	—
Subordinated convertible notes payable, net of discount	144	170
Subordinated convertible notes payable, net of discount-related party	1,201	1,272
Deferred revenue on shipments to distributors	407	451
Deferred service revenue	32	54
Operating lease liabilities	258	741
Total liabilities	5,529	4,436
Common stock	66,147	61,740
Accumulated deficit	(46,101)	(50,567)
Total equity	20,046	11,173
Total liabilities and equity	$25,575	$15,609

*Derived from audited financial statements.

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